Exhibit 10.1
THIRD MODIFICATION AGREEMENT

DATE:	As of March 31, 2009 (the “Effective Date”)

PARTIES:	Borrower:	WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation

	Bank:	JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender
RECITALS:
     A. Bank has heretofore established in favor of Borrower a credit accommodation (“Loan”) under that certain Credit Agreement, dated as of April 3, 2007 (as amended from time to time, the “Credit Agreement”), in the original principal amount of $30,000,000.00, which is evidenced by that certain Note (Revolving Loans), dated as of April 3, 2007 (as amended from time to time, the “Note”). As of the Effective Date, there is no outstanding principal balance on the Loan.
     B. The Note, the Credit Agreement and the other documents evidencing and securing the Loan (a) have heretofore been amended by that certain Modification Agreement, dated February 12, 2008 (the “First Modification Agreement”), and (ii) that certain Second Modification Agreement, dated August 15, 2008 (the “Second Modification Agreement”), and (b) as heretofore modified are referred to hereinafter, jointly and severally, as the “Credit Documents.”
     C. All undefined capitalized terms used herein shall have the meaning given them in the Credit Agreement.
     D. The Loan is secured by, among other things, the Security Documents. The agreements, documents, and instruments securing the Loan and the Credit Agreement are referred to individually and collectively as the “Security Documents.”
     E. Borrower has requested that Bank further modify the Loan and the Credit Documents as provided herein. Bank is willing to so modify the Loan and the Credit Documents, subject to the terms and conditions herein.
AGREEMENT:
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank agree as follows:
SECTION 1. ACCURACY OF RECITALS, ACKNOWLEDGMENTS.
     1.1 Borrower acknowledges the accuracy of the Recitals.

SECTION 2. MODIFICATION OF CREDIT DOCUMENTS; OTHER AGREEMENTS.
     2.1 Section 1.01 of the Credit Agreement is hereby amended by the addition of the following definitions of in their respective correct alphabetic positions:
     “Adjusted One Month LIBOR Rate” means an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
     “CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
     “CBFR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.
     2.2 Section 1.01 of the Credit Agreement is hereby amended by the deletion of the definitions of the terms “ABR” and “Alternate Base Rate.”
     2.3 The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Applicable Rate” means, for any day, with respect to any CBFR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “CBFR Spread,” “Eurodollar Spread,” “Facility Fee Rate,” or “LC Rate” as the case may be:

CBFR	Eurodollar	Facility Fee
Spread	Spread	Rate Per Annum	LC Rate
1.0%	2.65%	0.5%	1.50%
     2.4 The definition of “EBITDA” in Section 1.01 of the Credit Agreement is hereby amended to read, in its entirety, as follows:
     “EBITDA” means, as applied to any Person, the Net Income of such Person (excluding the effect of any non-cash goodwill impairments or non-cash gains or losses from discontinued operations) plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, plus non-cash non-recurring expense, minus non-cash non-recurring income, and minus extraordinary gains, all as determined in accordance with GAAP, and all computed for any period of twelve consecutive months.
     2.5 The definition of “interest Period” in Section 1.01 of the Credit Agreement is hereby amended to read, in its entirety, as follows:
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     2.6 The definition of “LIBO Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     2.7 The definition of “Prime Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.
     2.8 The definition of “Revolving Loan Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Revolving Loan Maturity Date” means March 31, 2011.
     2.9 From and after the date hereof, the following terms and conditions will govern the Loan:
          (a) The parties agree that the maximum aggregate amount of the Commitment of all Lenders is hereby reduced from $30,000,000 to $10,000,000. In furtherance thereof, each reference in the Note, the Credit Agreement and the other Credit Documents to $30,000,000 is used to signify the maximum amount of Loan, is hereby replaced by $10,000,000.
          (b) The parties further agree that the interest rate borne by Loans and Borrowings may no longer be related to “ABR” and “Alternate Base Rate,” each of which is intended to be eliminated hereby. Therefore, Borrower’s right to choose the interest rate applicable to any Loan or Borrowing (i) will no longer include the right to have such Loan or Borrowing bear interest with reference to the Alternate Base Rate, but (ii) will include the right to have such Loan or Borrowing bear interest with reference to the CB Floating Rate or the Adjusted LIBO Rate. In furtherance thereof, wherever the term “ABR” is used in the Credit Agreement, it is hereby deleted and replaced by the term “CBFR,” as defined herein, and wherever the term “Alternate Base Rate” is used in the Credit Agreement, it is hereby deleted and replaced by the term “CB Floating Rate.”
          (c) If Borrower elects to have a Loan or Borrowing bear interest with reference to the Adjusted LIBO Rate, such Loan or Borrowing must have an original, aggregate principal amount of not less than $100,000. Borrower acknowledges and agrees that there may not be more than five (5) Eurodollar Loans outstanding at any one time.
     2.10 Section 5.01(b) of the Credit Agreement is hereby amended by deleting “sixty (60) days” from the second and third lines thereof, and substituting therefor “forty-five (45) days.”
     2.11 Section 5.01(c) of the Credit Agreement is hereby amended to read in its entirety as follows:
     (c) a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit “C” (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate. Such certificate must be delivered (1) concurrently with each delivery of financial statements under clause (a) or (b) above, (2) unless Borrower’s financial statements have been furnished within 90 days prior to at Borrower’s request that a Loan or Borrowing be made hereunder, at the time of Borrower’s making such request, and (3) within forty-five (45) days of the last day of each month, whenever there are Loans or Borrowings outstanding; and
     2.12 Section 6.06 of the Credit Agreement is hereby amended to read in its entirety as follows:
6.06 Restricted Payments. Permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) the Borrower may purchase, redeem or otherwise acquire up to, but no more than, twenty percent (20%) of its common stock prior to the termination of this Agreement, and (v) cash dividends and distributions paid on the common stock of Borrower; provided, for purpose of this clause (v), that (1) no Default has occurred and is continuing at the time such dividend or distribution is paid, (2) the aggregate amount of all such Restricted Payments pursuant to this clause (v) made by Borrower in any fiscal year docs not exceed 50% of Net Income (if greater than $0) earned during the immediately preceding fiscal year, and (3) if Restricted Payments made pursuant to this clause (v) in any fiscal year are less than permitted in such fiscal year, the excess permitted amount for such fiscal year may be carried forward to the next succeeding fiscal year.
     2.13 Section 6.09 of the Credit Agreement is hereby amended to read, in its entirety, as follows:
     Section 6.09 Financial Covenants. The Borrower will not:
     (a) Minimum EBITDA. Permit at any time its EBITDA to be less than $4,500,000.
     (b) Minimum Liquidity. Permit at any time the sum of (i) its unencumbered cash, and (ii) the market value of its unencumbered marketable securities held at JPMorgan Chase Bank, N.A. to be less than $20,000,000.
     (c) Acquisitions. Permit at any time its expenditures on Permitted Acquisitions during the period from March     , 2009, to March 31, 2011, to exceed $10,000,000, without Bank’s prior written consent.
     2.14 The Credit Agreement is hereby amended by replacing the current form of Exhibit “C” attached thereto, with the form of such Compliance Certificate in the form attached hereto as Attachment “1.”
SECTION 3. RATIFICATION OF CREDIT DOCUMENTS AND COLLATERAL.
     The Credit Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Credit Documents shall remain as security for the Loan and the obligations of Borrower in the Credit Documents.
SECTION 4. BORROWER REPRESENTATIONS AND WARRANTIES.
     Borrower represents and warrants to Bank:
     4.1 No default or event of default under any of the Credit Documents as modified herein, nor any event, that, with the giving of notice or the passage of time or both, would be a default or an event of default under the Credit Documents as modified herein has occurred and is continuing.
     4.2 There has been no material adverse change in the financial condition of Borrower or any other person whose financial statement has been delivered to Bank in connection with the Loan from the most recent financial statement received by Bank.
     4.3 Each and all representations and warranties of Borrower in the Credit Documents are accurate on the date hereof.
     4.4 Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Credit Documents as modified herein.
     4.5 The Credit Documents as modified herein are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms.
     4.6 Borrower is validly existing under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Agreement and to perform the Credit Documents as modified herein. The execution and delivery of this Agreement and the performance of the Credit Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower. This Agreement has been duly executed and delivered on behalf of Borrower.

SECTION 5. BORROWER COVENANTS.
     Borrower covenants with Bank:
     5.1 Borrower shall execute, deliver, and provide to Bank such additional agreements, documents, and instruments as reasonably required by Bank to effectuate the intent of this Agreement.
     5.2 Borrower fully, finally, and absolutely and forever releases and discharges Bank and its present and former directors, shareholders, officers, employees, agents, representatives, successors and assigns, and their separate and respective heirs, personal representatives, successors and assigns, from any and all actions, causes of action, claims, debts, damages, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity of Borrower, whether now known or unknown to Borrower, and whether contingent or matured, (i) in respect of the Loan, the Credit Documents, or the actions or omissions of Bank in respect of the Loan or the Credit Documents and (ii) arising from events occurring prior to the date of this Agreement.
     5.3 Borrower hereby agrees that, from and after the date hereof, it shall maintain Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts, disbursement services and investment financial services.
SECTION 6. CONDITIONS.
     6.1 The agreements of Bank and the modifications contained herein shall not be binding upon Bank until Bank has executed and delivered this Agreement and Bank has received, at Borrower’s expense, all of the following, all of which shall be in form and content satisfactory to Bank and shall be subject to approval by Bank:
          (a) An original of this Agreement fully executed by the Borrower and Guarantors.
          (b) Such resolutions or authorizations and such other documents as Bank may require relating to the existence and good standing of that corporation, partnership or trust, and the authority of any person executing this Agreement or other documents on behalf of that corporation, limited liability company, partnership or trust.
          (c) Payment of all the internal and external costs and expenses incurred by Bank in connection with this Agreement (including, without limitation, inside and outside attorneys, appraisal, appraisal review, processing, title, filing, and recording costs, expenses, and fees).
SECTION 7. INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER.
     The Credit Documents as modified herein contain the complete understanding and agreement of Borrower and Bank in respect of the Loan and supersede all prior representations,

warranties, agreements, arrangements, understandings, and negotiations. No provision of the Credit Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.
SECTION 8. BINDING EFFECT.
     The Credit Documents as modified herein shall be binding upon and shall inure to the benefit of Borrower and Bank and their successors and assigns and the executors, legal administrators, personal representatives, heirs, devisees, and beneficiaries of Borrower, provided, however, Borrower may not assign any of its right or delegate any of its obligation under the Credit Documents and any purported assignment or delegation shall be void.
SECTION 9. CHOICE OF LAW.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to conflicts of law principles.
SECTION 10. COUNTERPART EXECUTION.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.
     DATED as of the date first above stated.

WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation
By:	/s/ Roger A. Derse
	Name:	Roger A. Derse
	Title:	VP/CFO

BORROWER

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By:	/s/ Jeffery M. Hoyt
	Name:	Jeffery M. Hoyt
	Title:	SVP

BANK

ATTACHMENT “1”
to
THIRD MODIFICATION AGREEMENT
EXHIBIT “C”
COMPLIANCE CERTIFICATE
     This Compliance Certificate (this “Certificate”) is executed and delivered pursuant to and in accordance with the provisions of that certain Credit Agreement, dated as of April 3, 2007 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation (“Borrower”), the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Bank”). All capitalized terms used in this Certificate, if not otherwise defined herein, shall have the respective meanings assigned to such terms under the Credit Agreement.
     The undersigned hereby represents and warrants to Bank as follows:
     1. Authority. The undersigned is a Financial Officer of Borrower.
     2. Review. The undersigned has reviewed (a) the activities of Borrower during Borrower’s fiscal period ending                                         , 20      (the “Subject Fiscal Period”), (b) the financial condition of Borrower as of the last day of the Subject Fiscal Period, and (c) the Credit Agreement and all of the other Credit Documents.
     3. Compliance. Based upon my review of the financial condition of Borrower and the other information and documents described in paragraph 2 above, Borrower (a) has observed, performed and fulfilled its obligations and covenants contained in the Credit Agreement and the other Credit Documents, (b) without limiting the generality of Borrower’s statement in clause (a) of this paragraph 3, Borrower is in full compliance with its obligations under Sections 6.01 through 6.08, inclusive, of the Credit Agreement, and (c) no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred, the nature and status of such Default or Event of Default is described as follows:

     4. GAAP. No change in GAAP or in the application thereof has occurred since the date of the financial statements accompanying this certificate or if any change has occurred, the effect of such change in the said financial statements is as follows:

     5. Financial Covenants. The financial information of Borrower that the undersigned has provided below demonstrates the Borrower’s compliance with the financial covenants set forth in Section 6.09 of the Credit Agreement. All of such financial information is true and correct as of the last day of the Subject Fiscal Period (unless another date or a specific time period is stated). The Subsections specifically referenced below have been provided to identify the applicable provision in the Credit Agreement which covers the subject financial covenant. All financial covenants are calculated on a consolidated basis:

     (a) EBITDA. Borrower shall not permit its EBITDA to be at any time less than $4,500,000.

Net Income:	$
(excluding certain items per the Credit Agreement)

Plus Interest Expense:	$

Plus Depreciation Expense:	$

Plus Amortization Expense:	$

Plus Income Tax Expense:	$

Plus Non-Cash Non-Recurring Expense:	$

Less Non-Cash Non-Recurring Income:	$

Less Extraordinary Gains:	$

Total:	$
     (b) Minimum Liquidity. Borrower shall not permit the sum of (i) its unencumbered cash, and (ii) the market value of its unencumbered marketable securities held at JPMorgan Chase Bank, N.A. to be less than $20,000.000.

Unencumbered cash on deposit with Bank:	$

Value of its unencumbered marketable securities held with Bank:	$

Total	$
     (c) Acquisitions. Borrower shall not permit at any time its expenditures on Permitted Acquisitions during the period from March __, 2009, to March 31, 2011 to exceed $10,000,000, without Bank’s prior written consent.

Permitted Acquisitions since March , 2009:	$
     Dated:

WHITE ELECTRONIC DESIGNS CORPORATION
By:
Name:
Title: